Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), entered into on October 26, 2007, by and between Ionatron, Inc., a Delaware corporation (the “Company”), and Kenneth M. Wallace (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive as its Chief Financial Officer upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to continue such employment upon such terms;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  EMPLOYMENT AND DUTIES

1.1.  Term of Employment. The initial term of Executive’s employment under this Agreement shall commence on the date hereof and shall continue until terminated pursuant to Section 5 hereof (such period being herein referred to as the “Term,” and the period from the date hereof through December 31, 2007, and any calendar year thereafter ending on December 31 shall be referred to as an “Employment Year”).

1.2.  General.

1.2.1.  During the Term, the Executive shall have the title of Chief Financial Officer of the Company and shall have such duties as may be from time to time delegated to him by the President and Chief Executive Officer, the Board of Directors of the Company and the Audit Committee of the Board (the “Board”). The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board. The Executive's responsibilities shall include, among other things, to manage the corporate finance staff reporting thereto, develop and install an effective management information system, develop and implement strategies relating to accounting and reporting, internal controls, external reporting (including SEC and regulatory reporting and compliance) capital structure and provide other management services to the Company of the type customarily provided by persons situated in similar executive and management capacities.

The Executive shall devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company.

1.3.  Reimbursement of Expenses. The Company shall pay to the Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse him for such payments (including for travel as contemplated by Section 3 hereof), provided that the Executive properly accounts for such expenses in accordance with the Company's policy.

1.4.  Consideration. In consideration for the Executive’s execution of this Agreement, the Company agrees that the Executive shall become employed by the Company as set forth in this Agreement, the Executive shall be permitted access to the Company’s confidential information and shall be eligible to receive post-Term severance payments (Sections 5.4.2 and 5.4.3) as set forth in this Agreement (subject to his compliance with Sections 7, 8 and 9 of this Agreement). The Executive understands, acknowledges and agrees that the Executive would not receive the consideration specified in this Section 1.4, except for the Executive’s execution of this Agreement and the fulfillment of the promises contained herein.

2.  COMPENSATION

2.1.  Base Salary. During the Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of Two Hundred Twenty Five Thousand Dollars ($225,000) per annum during the Term, which Base Salary shall be payable in arrears in equal installments not less frequently than on a bi-monthly basis in accordance with the payroll practices of the Company, with such increases as may be determined by the Board from time to time.

2.2.  Initial Bonus and Incentive Bonus. The Executive shall receive a bonus of $60,000 which shall be paid within ten (10) business days of the date of this Agreement. The Executive shall be eligible to receive, for each Employment Year during the Term, an annual incentive bonus in each calendar year including 2007 of up to an amount equal to 25% of the Base Salary for the Employment Year (the “Incentive Bonus”) if the Company achieves goals and objectives established by the Compensation Committee of the Board of Directors for each Employment Year commencing December 31, 2007. The Incentive Bonus shall be paid in a single lump sum no later than the earlier of (i) 15 calendar days following the date on which the Company files with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K (or Form 10-KSB) which includes audited financial statements for such Employment Year audited by an independent registered public accounting firm and (ii) December 31st of the following calendar year.

2.3.  Equity Compensation. In addition to the Base Salary and Incentive Bonuses, if any, the Executive shall receive, as incentive compensation, 80,000 Shares of restricted common stock of the Company (the “Shares”), pursuant to and upon the terms and conditions set forth in the form of Restricted Stock Agreement (the “RS Agreement”) attached as Exhibit A hereto. The Shares shall vest as to 26,666 of the Shares on January 10, 2008 and an additional 26,667 of the Shares on each of January 10, 2009 and January 10, 2010, subject to earlier vesting as set forth in Section 5.4.4, subject to earlier termination in the event of termination of the Executive’s employment with the Company as provided in the RS Agreement.

2.4.  Additional Compensation. In addition to the Base Salary, the Executive shall be entitled to receive such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded him by the Board during or in respect of his employment hereunder.

3.  PLACE OF PERFORMANCE. In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices in Tucson, Arizona, subject to the mutual agreement of the Executive and the Company to relocate him to another office of the Company.

4.  EMPLOYEE BENEFITS

4.1.  Benefit Plans. The Executive shall, during the Term, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements of general application (including, without limitation, any plans, programs or arrangements providing for retirement benefits, options and other equity-based incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company or any affiliate of the Company, for, or made available to, their respective senior executives (“Benefits”). During the Term, the Benefits described in this paragraph 4 may only be reduced as a result of a general reduction for senior executives.

4.2.  Vacation. The Executive shall be entitled to up to five (5) weeks vacation at full pay for each year during the Term. Such vacation may be taken in the Executive’s discretion, upon reasonable notice to the Board of Directors and at such time or times as are not inconsistent with the reasonable business needs of the Company.

5.  TERMINATION OF EMPLOYMENT

5.1.  General. The Executive’s employment under this Agreement may be terminated by either the Company or the Executive without any breach of this Agreement as follows:

5.1.1.  Termination without Cause. The Company may terminate this Agreement without Cause (as defined in Section 5.1.2 hereof upon thirty (30) days written notice to the Executive. The Executive may terminate this Agreement for any reason upon thirty (30) days written notice to the Company for any reason.

5.1.2.  Cause. The Company may terminate the Executive’s employment under this Agreement for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)  the failure or refusal by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental incapacity, illness or disease); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded a reasonable opportunity of at least fifteen (15) days to cure same, or

(ii)  the indictment of the Executive for a felony or other crime involving moral turpitude or dishonesty; or

(iii)  a breach of Section 7, Section 8 or Section 9 hereof or a breach of any representation contained in this Agreement by the Executive; or

(iv)  a breach of fiduciary duty involving personal profit; or

(v)  a material act of dishonesty in connection with his employment with the Company; or

(vi)  the Executive’s possession or use of illicit drugs, a prohibited substance or alcohol, to such extent that it impairs his ability to perform his duties and responsibilities or failure to comply with the Company’s Drug Testing Policy (as defined in Section 9 hereof); or

(vii)  the Executive having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to the Company, monetarily, or otherwise. For purposes of this Section 5.1.2(vii), no act, or failure to act, on the part of the Executive shall be considered “gross negligence” or “willful” unless done, “or” omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company; or.

(viii)  the Executive having committed any violation of, or noncompliance with, any securities law, rule or regulation or stock exchange or Nasdaq Stock Market regulation rule relating to or affecting the Company, including without limitation (A) the Executive’s failure or refusal to honestly provide the chief financial officer and/or principal financial officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) or failure to take reasonable and appropriate steps to determine whether or not any such certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act, or (B) the Executive’s failure to establish and administer effective systems and controls necessary for the Company to timely file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

(ix)  The Executive’s failure to obtain or, once obtained, failure to maintain all security clearances required by the Company for the operation of its business.

5.2.  Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

5.3.  Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5.1.1 above, the date set forth in the Notice of Termination, and (c) if the Executive’s employment is terminated pursuant to subsection 5.1.2 above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, if any.

5.4.  Compensation Upon Termination.

5.4.1.  Termination for Cause. If the Executive’s employment shall be terminated for Cause or by the Executive for any reason, the Company shall pay the Executive his Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall have no further obligation with respect to this Agreement.

5.4.2.  Termination without Cause. Subject to the provisions of subsection 5.4.3 hereof, if, prior to the expiration of the Term, the Executive’s employment hereunder is terminated by the Company without Cause, the Company shall pay to the Executive all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall continue to pay the Executive his Base Salary as then in effect for a period of six (6) months from the Date of Termination (such period being referred to hereinafter as the “Severance Period”), payable in monthly installments. In addition, during the Severance Period, the Executive shall be entitled to continue to participate in all employee benefit plans that the Company provides (and continues to provide) generally to its senior executives.

5.4.3.  Death During Severance Period. In the event of the Executive’s death during the Severance Period, payments of Base Salary under this Section 5.4 and payments under the Company’s employee benefit plan(s) shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

5.4.4.  Termination Following Change in Control. Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated by the Company within three (3) months following a Change in Control (as defined below) by the Company without Cause, notwithstanding the vesting and exercisability schedule in any stock option agreement between the Company and the Executive, all unvested stock options granted by the Company to the Executive pursuant to this Agreement or otherwise shall immediately vest and become exercisable and shall remain exercisable for the full term of the Option and all other unvested equity awards granted by the Company to the Executive pursuant to this Agreement or otherwise shall immediately vest.

6.  INSURABILITY; RIGHT TO INSURE

During the continuance of the Executive's employment hereunder, the Company shall have the right to maintain key man life insurance in its own name covering the Executive's life in such amount as shall be determined by the Company, for a term ending on the termination or expiration of this Agreement. The Executive shall aid in the procuring of such insurance by submitting to the required medical examinations, if any, and by filling out, executing and delivering such applications and other instrument in writing as may be reasonably required by an insurance company or companies to which application or applications for insurance may be made by or for the Company.

7.  CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION; NONDISPARAGEMENT

7.1.  The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, as well as any distributors, vendors, suppliers, customers or other third party of which the Executive shall possess in connection with his employment with the Company, other than such information which (i) can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this paragraph 7 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not, during the Term and for a period of five (5) years thereafter, except as may be required in the course of the performance of his duties hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Executive, without the prior written consent of the Company; provided, however, that the Executive understands that Executive shall be prohibited from misappropriating any trade secret at any time during or after the Term.

7.2.  Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Executive, including all copies thereof, shall be promptly returned to the Company.

7.3.  The Executive hereby agrees that he shall not, during the Term and for a period of two years after the Date of Termination, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside of the United States in which the Company is engaged in business during the Term, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant, advisor or otherwise) engaged in developing or marketing products based on laser guided energy technologies or applied derivative technologies that are competitive with the business activities conducted by the Company, its subsidiaries (“Competitive Businesses”), or affiliates during the Term. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company’s, provided that such stock holdings are not greater than two percent (2%) of such corporation.

7.4.  The Executive shall not, during the Term and for a period of two years after the Date of Termination, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitations of the Company’s customers, distributors or vendors or persons listed on the personnel lists of the Company.

7.5.  For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of Sections 7.3 and 7.4 above shall serve as a prohibition against him from, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer of the Company (but only those suppliers existing during the time of the Executive’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

7.6.  (a)The Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship; and

(b) The Executive agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.7.  The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, executive such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

7.8.  At no time during or after the Term shall the Executive, directly or indirectly, disparage the commercial, business, professional or financial, as the case may be, reputation of the Company or its officers or directors.

7.9.  Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. The Executive hereby acknowledges and agrees that the type and periods of restrictions imposed in this Section 7 are fair and reasonable and are reasonably required for the protection of the Company’s confidential information and the goodwill associated with the business of the Company. Further, the Executive acknowledges and agrees that the restrictions imposed in this Section 7 will not prevent him from obtaining suitable employment after his employment with the Company ceases or from earning a livelihood. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

8.  EXECUTIVE’S COOPERATION

During the Term and thereafter, the Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this section after the termination of the Term, the Company shall reimburse the Executive for all of his reasonable costs and expenses incurred, in connection therewith, plus pay the Executive a reasonable amount per day for his time spent.

9.  COMPANY DRUG POLICY

The Executive agrees to submit to drug testing under the Company’s drug testing policy as in effect from time to time (the “Drug Testing Policy”).

10.  REPRESENTATIONS OF THE EXECUTIVE

The Executive represents and warrants to the Company as follows:

10.1.  No Conflicting Agreements. The Executive is not bound by or subject to any non-competition, non-disclosure or other agreement which would prohibit the Executive from entering into this Agreement or serving as Chief Financial Officer of the Company or otherwise interfere with the Executive’s performance of his duties hereunder.

10.2.  Security Clearance. The Executive is aware of and understands the types and nature security clearances required for him to obtain and maintain in order to serve as Chief Financial Officer of the Company and is not aware of any reason why such clearance would be denied.

10.3.  United States Citizenship. The Executive is a United States citizen.

11.  RIGHTS OF INDEMNIFICATION

The Company shall indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of the Company, or any other person or enterprise at the Company’s request. The Company shall have the Executive named as a covered person under its director and officer liability insurance policies as may be in effect from time to time.

12.  MISCELLANEOUS

12.1.  Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Ionatron, Inc. 3716 East Columbia - Suite 120 Tucson, AZ 85714 Attn: Chief Executive Officer

with a copy to:

Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Attn: Robert J. Mittman, Esq.

To the Executive:	Kenneth M. Wallace 11701 East Spanish Ridge Place Tucson, Arizona 85730

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

12.2.  Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.3.  Binding Effect; Benefits. Executive may not delegate his duties or assign his rights hereunder. This Agree-ment shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

12.4.  Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

12.5.  Warranty. The Executive hereby represents and warrants as follows: (i) that the execution of this Agreement and the discharge of the Executive’s obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between the Executive and any other party or parties; and (ii) the Executive’s resume which was provided to the Company by the Executive and other statements made about the Executive’s employment history to the Company by the Executive are true, accurate and complete in all material respects.

12.6.  Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

12.7.  Governing Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware. Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the state courts for the State of Arizona, or by a federal court sitting in Arizona. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.

12.8.  Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. A photocopy or electronic facsimile of this Agreement or of any signature hereon shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written,

THE COMPANY:

IONATRON, INC.

By:	/s/ Dana A. Marshall
Name: Dana A. Marshall
Title: Chief Executive Officer and President

EXECUTIVE

/s/ Kenneth M. Wallace
Kenneth M. Wallace